Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2016, (except as to Note 16, which is as of December 15, 2016) with respect to the consolidated financial statements included in the Current Report on Form 8-K of The KeyW Holding Corporation dated December 15, 2016. We consent to the incorporation by reference of said report in the Registration Statements of the KeyW Holding Corporation on Forms S-8 (File No. 333-185718 and File No. 333-170194).

/s/GRANT THORNTON LLP

Baltimore, Maryland
December 15, 2016